UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

CENTERLINE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13237	13- 3949418
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Church Street, New York, NY	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-317-5700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

Centerline Holding Company (“Centerline,” “we,” “our,” or “us”) and Centerline Capital Group Inc. entered into the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 5, 2010, with the Guarantors listed on Schedule 1 thereto; the Lenders named therein; Bank of America, N.A., as issuing bank and as administrative agent; Banc of America Securities, LLC and Citicorp USA, Inc., as co-lead arrangers; and Banc of America Securities, LLC as book manager (as subsequently amended, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the same meaning herein as ascribed to them in the Credit Agreement.

In 2011, we entered into a waiver (the “Waiver”) to the Credit Agreement, which Waiver has, as previously disclosed, been amended six times. As of January 11, 2013, we entered into a seventh amendment to the Waiver (the “Seventh Amendment to the Waiver”), which, among other things:

●	granted a waiver until February 6, 2013 of our noncompliance with the Consolidated EBITDA to Fixed Charge Ratio covenant contained in the Credit Agreement with respect to the fiscal quarters ended September 30, 2011, March 31, 2012, June 30, 2012 and September 30, 2012;

●	granted a waiver until February 6, 2013 of our noncompliance with the Total Debt/Consolidated EBITDA Ratio covenant contained in the Credit Agreement with respect to the fiscal quarters ended June 30, 2012 and September 30, 2012; and

●	required us to pay certain costs and expenses incurred by the administrative agent in administering the Credit Agreement.

The waivers granted in the Seventh Amendment to the Waiver will expire on February 11, 2013, and it is expected that we will not be in compliance with the Consolidated EBITDA to Fixed Charges Ratio covenant or the Total Debt/Consolidated EBITDA Ratio covenant in future periods. While we would pursue any options available to us in order to avoid the consequences of covenant non-compliance (such as obtaining additional waivers for covenant non-compliance, working with our lenders to extend, modify or restructure our debt obligations, dispose of our assets or adjust our business, or otherwise pursue strategic and financial alternatives available to us in order to preserve enterprise value), we can provide no assurance that such efforts would enable us to avoid defaults on or the acceleration of our obligations or if implemented will not involve a substantial restructuring or alteration of our business operations or capital structure. Our ability to obtain any additional waivers or concessions from our lenders will be impacted by the continued satisfaction of our covenants and obligations under the Credit Agreement, including those requiring scheduled amortization payments. In addition, a default under our Credit Agreement would result in a cross default under our mortgage banking warehouse facilities, which could eliminate our ability to originate mortgage loans, a development that would have a material adverse effect on our business, financial condition and results of operations. If we do not comply with the covenants and obligations in the Credit Agreement or our other loan agreements, our lenders may choose to declare a default and exercise their remedies, including acceleration of our debt obligations, and, as a consequence, we may determine it advisable to seek protection under the provisions of the U.S. Bankruptcy Code in order to preserve enterprise value.

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The following is a brief description of additional material relationships between Centerline and the other parties to the Credit Agreement other than in respect of the Credit Agreement:

●	Based on information contained in a Schedule 13G filed by Bank of America, N.A. and certain of its affiliates on February 14, 2012, Bank of America, N.A. and certain of its affiliates beneficially own 30,896,968, or approximately 8.6%, of our Common Shares;

●	Bank of America, N.A. and certain of its affiliates have rights we granted to certain former holders of certain of our preferred shares, including our Series A Convertible Community Reinvestment Act Preferred Shares (the “Convertible CRA Shares”) to be treated no less favorably with respect to the redemption of their preferred shares than any holder of Convertible CRA Shares that is subsequently redeemed. Bank of America, N.A. and certain of its affiliates also have anti-dilution rights, which until March 5, 2013 (or earlier in certain cases), prohibit us from issuing securities if such issuance would reduce their ownership of our common shares of beneficial interest, no par value, below specified percentages;

●	Two subsidiaries of Centerline entered into a Fourth Amended and Restated Warehousing Credit and Security Agreement with Bank of America, N.A. on September 25, 2012, pursuant to which they may borrow up to $100,000,000 from Bank of America, N.A. to fund the origination of eligible loans, subject to the terms and conditions of the agreement;

●	Centerline manages certain of Bank of America, N.A.’s and Citicorp USA Inc.’s low income housing tax credit investments;

●	an affiliate of Citicorp USA, Inc. is a lender and the senior agent for a credit facility, dated as of June 28, 2006, for Centerline Financial LLC, a partially owned indirect subsidiary of Centerline (Centerline Financial LLC is currently restricted from, among other things, engaging in new business and no amounts are currently borrowed under this facility); and

●	an affiliate of Citicorp USA, Inc. beneficially owns 15,448,575, or approximately 4.4%, of our Common Shares.

Item 9.01.      Financial Statements and Exhibits.

The Exhibit Index appearing after the signature page of this Current Report on Form 8-K is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused is report to be signed on its behalf by the undersigned thereunto duly authorized.

Centerline Holding Company
(Registrant)

January 17, 2013	By:	/s/ Michael P. Larsen
Michael P. Larsen Chief Financial Officer (Principal Financial Officer)

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Seventh Amendment to Waiver to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 11, 2013, by and among Centerline Holding Company and Centerline Capital Group LLC, as borrowers; the guarantors named therein; Bank of America, N.A., as administrative agent; and the lenders named therein.

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